EXHIBIT 99.2

NEWS RELEASE

Ivanhoe Energy signs Memorandum of Understanding
with Coban Oil and Gas to conduct HTLTM Study

Partnership supports Ivanhoe Energy’s Commercialization Strategy for HTLTM

CALGARY, CANADA (May 9, 2012) – Ivanhoe Energy Inc. (TSX: IE; NASDAQ: IVAN) announced today that it has signed a Memorandum of Understanding with Coban Oil and Gas (“Coban”), to assess the feasibility of building a Heavy to Light (HTLTM) facility to upgrade heavy crude oil in the Republic of Guatemala.

“We were greatly honored that the President of Guatemala, His Excellency Otto Perez Molina and members of the Guatemalan government were present for the MOU signing ceremony,” said Carlos A. Cabrera, Ivanhoe Energy’s Executive Chairman. “Their presence emphasizes the importance of this project and the benefits it can bring to the people of Guatemala.”

Ivanhoe Energy is implementing a multi-faceted strategy to commercialize its HTL technology.  This plan involves the installation of HTL facilities on existing Ivanhoe Energy projects, such as Tamarack in Canada and Pungarayacu in Ecuador; as well as midstream applications. In a midstream installation Ivanhoe Energy plans to build, own and operate HTL plants to upgrade heavy oil for third parties. The Company is actively pursuing this midstream model in various regions of the world and has advanced several opportunities in North, Central and South America.

Key Terms of the Memorandum of Understanding with Coban
—
Ivanhoe Energy and Coban will conduct a technical and economic feasibility study to establish the conditions under which the parties can upgrade and improve the native crude of Guatemala for domestic consumption and international export.

—	This feasibility study will contain all the elements needed to reach an investment decision to support building an HTL facility that will upgrade at least 10,000 barrels per day of crude oil.
—
Once the feasibility work is completed the parties expect to execute a Definitive Agreement to create a joint venture company whose mandate will be to build an HTL facility, licenced for operation in the Republic of Guatemala.

Background on the Republic of Guatemala

The Republic of Guatemala has a representative system of government where power is equally exercised between the legislative, executive and judicial branches of government.  His Excellency Otto Pérez Molina has been the President since January 2012.

The Government is focused on enhancing the exploration and development of the Country’s reserves, to create greater opportunity for energy self-sufficiency and an increase in gross domestic product. Currently Guatemala has 120 million barrels of proven reserves with significantly more under the category of contingent and prospective resources. Oil exports are currently at 11,300 barrels per day, and refined oil products imports are approximately 75,000 barrels per day.  At present, the Country has relatively small refining capacity and the native crude is considered heavy and sour, requiring complex upgrading processes to substantially improve its value on international markets and ease the requirements to convert it to transportation fuels. As a result, the private sector has been engaged to produce the oil reserves and establish refining capacity, with a goal of ultimately enhancing the quality of life for the citizens of Guatemala.

Coban is a company located in Guatemala, owned by a group of professionals with extensive oil and gas experience, and specifically dedicated to this project.  The principals of Coban have experience in upstream operations in Latin America through their involvement in Vatpetrol, oil field services, drilling and work-over operations, drilling and completion fluids, and terminal and oil storage operations services.  Additionally, the principals of Coban are involved in a multidisciplinary geosciences consulting group "OTS Latinamerica LLC” [www.OTSLatinamerica.net], that has worked for the last 8 years in Guatemala and other Central American countries studying and evaluating oil and gas reserves and resources.  This work has been sponsored by Corporación Andina de Fomento, the World Bank and the United Nations Program for Development.

Ivanhoe Energy is an independent international heavy oil development and production company focused on pursuing long-term growth in its reserves and production using advanced technologies, including its proprietary heavy oil upgrading process (HTLTM). Core operations are in Canada, United States, Ecuador, Mongolia, and China, with business development opportunities worldwide. Ivanhoe Energy trades on The Toronto Stock Exchange with the symbol IE and on the NASDAQ Capital Market with the ticker symbol IVAN.

For more information about Ivanhoe Energy please visit www.ivanhoeenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, statements related to the completion of this transaction, receipt of required waivers and approvals, satisfaction of conditions to closing and timing thereof, the execution of a definitive PSA and timing thereof,  the statements relating to Ivanhoe Energy’s strategy, the continued advancement of its projects and realization of the value of its assets and commercialization of its technology, and the pursuit of other transactions and initiatives and the manner in which this transaction will benefit the core business, the ability to have the security posted by Ivanhoe Energy for the performance bond released at closing and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions relating to matters that are not historical facts are forward-looking statements.  Although Ivanhoe Energy believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause actual results to differ from these forward-looking statements include the ability to obtain all required approvals, consents and waivers from the government and third parties and the timing thereof, the risk associated with doing business in foreign countries and other risks disclosed in Ivanhoe Energy's 2010 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on EDGAR and the Canadian Securities Commissions on SEDAR.

For further information contact:

Hilary McMeekin Manager, Corporate Communications Ivanhoe Energy (403) 817 1108 hmcmeekin@ivanhoeenergy.com